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                                4,500,000 Shares

                                   N2H2, Inc.

                                  Common Stock

                         FORM OF UNDERWRITING AGREEMENT


                                                                   July __, 1999


CIBC World Markets Corp.
U.S. Bancorp Piper Jaffray, Inc.
c/o     CIBC World Markets Corp.
        One World Financial Center
        New York, New York  10281

On behalf of the Several
Underwriters named on
Schedule I attached hereto.

Ladies and Gentlemen:

        N2H2, Inc., a Washington corporation (the "Company"), and the shareholders of the Company named in Schedule II to this Agreement (the "Selling Shareholders," which term shall include, except where otherwise noted, that certain shareholder of the Company named as the "Affiliated Selling Shareholder" in Schedule II hereto) severally propose, subject to the terms and conditions contained herein, to sell to you and the other underwriters named on Schedule I to this Agreement (the "Underwriters"), for whom you are acting as Representatives (the "Representatives"), an aggregate of 4,500,000 shares (the "Firm Shares") of the Company's Common Stock, no par value (the "Common Stock"). Of the Firm Shares, 4,450,000 are to be issued and sold by the Company and 50,000 are to be sold by the Selling Shareholders. The respective amounts of the Firm Shares to be purchased by each of the several Underwriters are set forth opposite their names on Schedule I hereto. In addition, the Company proposes to grant to the Underwriters an option to purchase up to an additional 675,000 shares (the "Option Shares") of Common Stock from it for the purpose of covering over-allotments in connection with the sale of the Firm Shares. The Firm Shares and the Option Shares are together called the "Shares."

        1. SALE AND PURCHASE OF THE SHARES.

        On the basis of the representations, warranties and agreements contained in, and subject to the terms and conditions of, this Agreement:

               (a) The Company agrees to issue and sell to each of the Underwriters, and each of the Underwriters agrees, severally and not jointly, to purchase from the Company, at a price of $_____ per share (the "Initial Price"), the number of Firm Shares set forth opposite the name of such Underwriter under the column "Number of Firm Shares to be Purchased from the


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